UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2011

UNIONTOWN ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52560	98-0441419
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

999 Canada Place, Suite 404, Vancouver, BC, V6C 3E2
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (702) 583-5533

1859 Whitney Mesa Dr., Henderson, NV 89014
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into Material Definitive Agreement

On May 30, 2011, Uniontown Energy Inc., (the “Company”, “we”, “us” “our”) entered into an exploration agreement with Longshot Oil, LLC, for the acquisition and exploration of certain oil and gas claims in the area of Chouteau County, Montana, referred to as the Teton Prospect and more fully described as Township 24 North, Range 7 East and 8 East all of Sections 1 through 30.

We have agreed to undertake all of the costs to drill a test well on the property. On June 1, 2011 we forwarded $200,000 to Longshot Oil, LLC for exploration and reservoir engineering as partial satisfaction of payments under the agreement. We have also agreed to pay an additional $150,000 by June 15, 2011 and an amount not to exceed $1,000,000 by August 15, 2011. Both of these amounts are required payments for exploration work on the property and once paid will entitle us to a 25% working interest in the property. If we are unable to make any of these payments, we will forfeit all interest in the property and previously forwarded funds. We have previously advanced $275,000 to the vendor under the terms of a letter of intent to secure the property.

Upon payment of a further $1,500,000 towards a steam operation pilot project on the property, we shall earn an additional 75% working interest, for an aggregate 100% interest in the leases, which shall entitle us to 85% working interest before the payouts and a 70% working interest after the payouts subject to 75% net revenue interest earned.

In conjunction with the execution of the exploration agreement, on May 30, 2011 we entered into an escrow agreement. The escrow agreement governs the release of the Teton Prospect to us pursuant to the payment terms outlined above.

The exploration agreement, and associated exhibits, is attached hereto as Exhibit 10.1. The escrow agreement is attached hereto as Exhibit 10.2

Exhibit No.	Description

Exhibit	Description
Number
10.1	Exploration Agreement for Teton Prospect
10.2	Escrow Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIONTOWN ENERGY INC.

/s/ Darren R. Stevenson
Darren R. Stevenson
President and Director
Date: June 3, 2011